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EXHIBIT 5.1 AND 23.1

OPINION OF DAVIS POLK & WARDWELL

December 17, 2003

Modem Media, Inc.
230 East Avenue
Norwalk, CT 06855

Ladies and Gentlemen:

        Modem Media, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 9,430,000 shares of its common stock, par value $0.001 per share (the "Common Stock"), together with the rights (the "Rights") evidenced by such common stock to the extent provided in the Rights Agreement dated as of June 18, 2001 between Modem Media, Inc. and Equiserve Trust Company, N.A. as Rights Agent. The Common Stock together with the Rights are to be offered and sold by stockholders of the Company identified in the Registration Statement.

        We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, the Common Stock has been validly issued and is fully paid and non-assessable and the related Rights have been validly issued.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Validity of Common Stock" in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell

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OPINION OF DAVIS POLK & WARDWELL